NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY UPATES ITS OPERATING ACTVITIES, BORROWING BASE REDETERMINATION AND THIRD QUARTER PRODUCTION GUIDANCE

LAFAYETTE, LA – October 30, 2012 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that it recently commenced production from its Broussard Estates #2 well (NRI - 17%) at its La Cantera prospect.  The well is currently flowing at a gross daily rate of approximately 36,500 Mcf of gas, 800 barrels of oil, and 1,700 barrels of natural gas liquids.   Including production from the initial discovery well, the La Cantera field is currently flowing at a pipeline restricted gross rate of approximately 53,000 Mcf of gas, 1,100 barrels of oil and 2,400 barrels of natural gas liquids per day.  The Company is evaluating options to expand downstream pipeline capacity, which is expected to increase production from the two wells to a combined daily gross rate of approximately 69,000 Mcf of gas, 1,500 barrels of oil, and 3,100 barrels of natural gas liquids.

After evaluating production data,  logs and sidewall cores of the Thibodeaux #1 and Broussard Estates #2 wells, the Company and its partners are in the planning stages for a third well, the Broussard Estates #3 (WI – 24%), at its La Cantera prospect.  The Broussard Estates #3 would be a sidetrack out of an existing wellbore, which is expected to lower the estimated well cost by 60%, as compared to the cost of each of the first two wells. The well is tentatively planned for the first quarter of 2013 to test the 200 feet of potential pay sands encountered at a shallower depth in the Broussard Estates #2 well, as well as to target the upper Cris R section that was found to be productive in the first two wells, which would accelerate the development of the estimated proved reserves currently booked by approximately 5 years and deliver a third high flow rate well.  As of September 30, 2012, the Company had booked 105 Bcfe of gross proved reserves from the two producing wells with estimated gross discounted pre-tax cash flow (“Gross PV10”) of $264 million, using SEC pricing in effect at September 30, 2012.  Success on the third well could result in additional proved reserve bookings.

The Company is planning to spud the initial well at its Thunder Bayou prospect, which is located approximately two miles north of La Cantera, during the second quarter of 2013. The well is expected to target the sand packages encountered in the discoveries at La Cantera.  New seismic data, planned for delivery in January 2013 could identify additional targets.  The Company is evaluating various pipeline options to significantly increase capacity from the area.

In northern Oklahoma, the Company has completed seven additional Mississippian Lime wells. The Company’s PQML #5 (NRI - 39%) and PQML #7 (NRI - 38%) wells in Pawnee County achieved maximum 24 hour gross daily rates of 451 Boe (73% oil) and 227 Boe (67 % oil), respectively. The Company’s PQML #3 (NRI - 41%) and PQML #4 (NRI - 40%) wells in Pawnee County have been online for approximately 100 days. To date, these two wells have produced large volumes of water and have not established consistent daily oil rates.

The Company is currently attempting to isolate certain perforated intervals that could be in communication with the water bearing Arbuckle zone in order to mitigate the high water production and establish oil production. In addition, the Company has recently completed two wells in Kay County and one non-operated well in Grant County all of which are in the early stages of flowback.

In the Woodford, the Company recently commenced production from eight additional liquids rich Woodford wells. This group of wells had an average lateral length of 4,700 feet and achieved an average maximum 24 hour gross rate of 1,989 Mcf of gas and 254 barrels of natural gas liquids. As of September 30, 2012, the Company had completed 22 wells in the liquids rich section of the Woodford. In addition, the Company is currently completing five liquids rich Woodford wells.

In East Texas, the Company recently completed two operated horizontal Cotton Valley wells. The following is a summary of the results:

Well Number	NRI	Initial Sales Date	Lateral Length (ft.)	24 Hour Gross Rate (Mcf/d)		24 Hour Gross NGL Rate (Bbls/d)
PQ/CVX #7	39%	8/22/12	3,802	6,488	+	440
PQ #8	76%	8/21/12	2,822	3,592	+	277

The Company is currently planning locations for its 2013 drilling program. Net production from the field during the third quarter of 2012 totaled 17.6 MMcfe per day, a 68% increase from the third quarter of 2011.

In South Texas, the Company completed two operated Eagle Ford Shale wells (PQ #4 and PQ #5 - NRI 35%) located in La Salle County. The wells achieved an average 24 hour maximum gross daily production rate of 415 BOE (92% oil).

Borrowing Base Redetermination
The Company’s lenders have completed their semi-annual redetermination of the borrowing base under the revolving credit facility. The bank group elected to increase the Company’s borrowing base from $125 million to $130 million, subject to the aggregate commitments of the lenders, which presently total $100 million at the Company’s request. The next re-determination of the borrowing base is expected to occur on or before March 31, 2013.

Production Guidance Update
The Company estimates that between 0.1 and 0.2 Bcfe of net production was deferred from the third quarter of 2012 as a result of down-time caused by Hurricane Isaac. No damage occurred at any of the Company’s Gulf Coast properties and all production has been restored to pre-storm levels. In addition, as a result of extended third party pipeline downtime, the Company experienced a delay in initiating production from the second La Cantera well and the La Cantera field has been flowing at restricted production rates since the pipeline became operational. As a result, the Company expects its third quarter 2012 production to be slightly above 92 Mmcfe per day, which is within the range of its previously issued production guidance.

Management’s Comment
“We are excited about our near and long-term high impact opportunities in South Louisiana and the Gulf of Mexico. First to occur is our Overlake oil project expected in the next several weeks, followed by a planned third well at La Cantera, and a low risk liquids rich prospect in South Louisiana. If successful, these projects will deliver rates of return in excess of 100%,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “In early 2013 the 3D data over the Thunder Bayou prospect is expected to be delivered and our plans are to begin testing the prospect by mid-year. If the third well at La Cantera and the test well at Thunder Bayou are successful we expect to have significant additional reserve bookings, and gross production from this project area could be in excess of 120 MMcfe/d.

From 2007 through 2011, we deployed $267 million in capital to our Gulf Coast properties, representing 29% of our total capital spend during that period. In return, our Gulf Coast assets have generated $547 million in cash flow from 2007 through 2011. Our high impact and high rate of return inventory should be significantly accretive to our Gulf Coast free cash flow. In the Midcontinent we have transitioned our reserve and production growth to the liquids rich portion of the Woodford. In the Mississippian Lime, we are encouraged by the early results to date, as the wells where we have established consistent production have realized an average initial rate of 415 Boe/d (73% oil). We anticipate continued activity to determine the optimal development plan as we believe our acreage position will provide us an oil focused resource platform. Finally, our legacy core assets in the Cotton Valley continue to generate compelling returns and should improve with stronger gas prices.”

Non-GAAP Financial Measure
Gross PV-10 is the estimated future cash flow from estimated proved reserves discounted at an annual rate of 10% before giving effect to income taxes.  Standardized measure is the after-tax estimated future cash flows from estimated proved reserves discounted at an annual rate of 10%, determined in accordance with GAAP.  Management believes PV-10 is useful to investors as it is based on prices, costs and discount factors which are consistent from company to company, while the standardized measure is dependent on the unique tax situation of each individual company.  As a result, the Company believes that investors can use PV-10 as a basis for comparison of the relative size and value of reserves to other companies in different basins.  The Company also understands that securities analysts and rating agencies use PV-10 in similar ways.  PV-10 on a gross basis, as presented herein, cannot be reconciled to the standardized measure of discounted future cash flows because the Company is not aware of the unique tax situation of each individual Company participating in the wells.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business.  In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

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